Exhibit 2

EXECUTIVE OFFICERS, DIRECTORS AND
CONTROL PERSONS OF THE REPORTING PERSONS

Name and Address	Present Principal Occupation and Employment

Argyle Street Management Limited -Unit 601-2, 6th Floor, St. George’s Building, 2 Ice House Street, Central, HK Kin Chan V Nee Yeh Angie Li Yick Yee Li Kwok Sing	Chief Investment Officer and Partner Chairman, Non Executive Director Partner Director

ASM Connaught House General Partner Limited — c/o Unit 601-2, 6th Floor, St. George’s Building, 2 Ice House Street, Central, HK Kin Chan Christian Jason Chan Richard A. Gadbois Viroj Tangjetanaporn	Director Director Director Director

ASM Connaught House General Partner II Limited — c/o Unit 601-2, 6th Floor, St. George’s Building, 2 Ice House Street, Central, HK Kin Chan Viroj Tangjetanaporn Allen Ya-Lun Wang	Director Director Director

ASM Co-Investment Term Trust I — c/o Unit 601-2, 6th Floor, St. George’s Building, 2 Ice House Street, Central, HK Kin Chan Christian Jason Chan Richard A. Gadbois	Director Director Director